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Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On October 1, 2007, Steel Dynamics entered into a definitive purchase agreement to acquire the net assets (excluding the assumption of approximately $210 million in debt as discussed below) of OmniSource and its subsidiaries (the "Acquisition") for total consideration of approximately $1.1 billion consisting of 9.7 million shares of Steel Dynamics common stock, $441 million in cash, including estimated transaction fees, along with the assumption of debt at closing of approximately $210 million. We will finance the cash portion of the Acquisition, and refinance the assumed liabilities, with $661.5 million of borrowings consisting of $500 million aggregate principal amount of notes and $161.5 million under our senior secured revolving credit facility (these borrowings, together with the Acquisition, are referred to as the "Transactions"). This assumed OmniSource debt is expected to be extinguished by Steel Dynamics soon after the closing of the Acquisition. While Steel Dynamics acquired the stock of OmniSource, for tax purposes, the transaction will be treated as an asset purchase. In addition to the Acquisition, we have agreed to purchase certain real estate assets from some of the shareholders of OmniSource for $10 million following the closing of the Acquisition. This real estate purchase is not reflected in the pro forma financial information.

        The following unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with historical financial statements and related notes of Steel Dynamics and OmniSource which are incorporated by reference for Steel Dynamics and included elsewhere in this offering memorandum for OmniSource.

        The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the unaudited pro forma condensed statements of income for the twelve months ended December 31, 2006 and the six months ended June 30, 2007 are presented herein. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they occurred on June 30, 2007 and combines the historical balance sheets of Steel Dynamics and OmniSource as of June 30, 2007. The unaudited pro forma condensed consolidated statements of income for the twelve months ended December 31, 2006 give effect to the Transactions as if they occurred on January 1, 2006 and combine the historical consolidated statements of income from Steel Dynamics for the twelve months ended December 31, 2006 with the historical statements of income of OmniSource for the twelve months ended September 30, 2006. The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2007 give effect to the Transactions as if they occurred on January 1, 2007 and combine the historical consolidated statements of income of Steel Dynamics and OmniSource for the six months ended June 30, 2007. The historical consolidated income statements of OmniSource for the three months ended December 31, 2006 have not been used in preparation of these pro forma income statements. Net sales and income before taxes for OmniSource were $485 million and $9 million, respectively, for this three month period.

        The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Transactions and (ii) factually supportable. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Transactions been completed on the dates indicated or what such financial position or results would be for future periods.

        The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the Acquisition. In the unaudited pro forma condensed consolidated financial statements, Steel Dynamics' costs to acquire OmniSource have been allocated to the assets acquired and the liabilities assumed based upon management's preliminary estimate of their respective fair values. Any excess of the fair value of the consideration issued over the fair value of the identifiable assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to the identifiable assets acquired and liabilities assumed in the unaudited pro forma condensed consolidated financial information are based upon management's preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Steel Dynamics, in some cases with the assistance of outside valuation specialists, after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated statements of income do not include the impacts of any revenue, costs or other operating synergies that may result from the Acquisition or any related restructuring costs. The unaudited pro forma condensed consolidated statements of income also do not reflect certain costs to be incurred resulting from the Acquisition because we consider them to be of a non-recurring nature.

        Based on Steel Dynamics' review of OmniSource's significant accounting policies disclosed in the latter's historical financials statements, the nature and amount of any adjustments to the historical financial statements of OmniSource to conform their accounting policies to those of Steel Dynamics' are not expected to be significant. Upon consummation of the Acquisition, further review of OmniSource's accounting policies and financial statements may result in required revisions to OmniSource's policies and classifications to conform to Steel Dynamics' accounting policies.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2007
(Dollars in thousands, except per share data)

	Historical
	Steel Dynamics	OmniSource	Transactions		Pro Forma
Assets
Cash and equivalents	$12,212	$10,597	$(12,809	)(e)(f)(g)	$10,000
Accounts receivable, less allowance for doubtful accounts	442,124	346,424	(14,671)	(o)	773,877
Inventories	726,236	141,556	—		867,792
Deferred income taxes	14,488	—	—		14,488
Other current assets	31,493	26,265	—		57,758

Total current assets	1,226,553	524,842	(27,480)		1,723,915
Property, plant and equipment, net	1,249,178	165,998	30,000	(a)	1,445,176
Investments	—	42,271	—		42,271
Restricted cash	6,592	—	—		6,592
Intangible assets, net	14,110	—	180,000	(b)	194,110
Goodwill	48,490	79,931	377,219	(c)	505,640
Other assets	30,963	6,774	4,000	(g)	41,737

Total assets	$2,575,886	$819,816	$563,739		$3,959,441

Liabilities and Stockholders' Equity
Accounts payable	$218,318	$256,199	$(40,025)	(f)(o)	$434,492
Income taxes payable	26,365	—	—		26,365
Accrued expenses	92,401	42,484	—		134,885
Accrued profit sharing	27,619	—	—		27,619
Senior secured revolving credit facility	215,000	19,734	141,742	(f)	376,476
Current maturities of long-term debt	699	—	—		699

Total current liabilities	580,402	318,417	101,717		1,000,536
Senior 6 3/4% notes, due 2015	500,000	—	—		500,000
New notes, due 2012	—	—	500,000	(g)	500,000
Convertible subordinated 4.0% notes, due 2012	37,500	—	—		37,500
Other secured debt	16,750	184,197	(184,197)	(f)	16,750

Total long term debt	554,250	184,197	315,803		1,054,250
Deferred income taxes	256,210	—	—		256,210
Other long term liability	—	3,544	—		3,544
Minority interest	869	—	—		869
Commitments and contingencies
Stockholders' Equity
Common stock, at $.005 par value	540	3,969	(3,969)	(d)	540
Treasury stock	(464,405)	—	300,700	(e)	(163,705)
Additional paid-in capital	386,935	—	159,177	(e)	546,112
Retained earnings	1,261,085	309,689	(309,689)	(d)	1,261,085

Total stockholders' equity	1,184,155	313,658	146,219		1,644,032

Total liabilities and stockholders' equity	$2,575,886	$819,816	$563,739		$3,959,441

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 2006
(Dollars in thousands, except per share data)

	Historical
	Fiscal Year Ended December 31, 2006	Fiscal Year Ended September 30, 2006
	Steel Dynamics	OmniSource		Transactions		Pro Forma
Net sales	$3,238,787	$2,254,765		$(126,980)	(k)	$5,366,572
Costs of goods sold	2,408,795	2,062,058		(122,840)	(i)(k)	4,348,013

Gross profit	829,992	192,707		(4,140)		1,018,559
Selling, general and administrative expenses	170,878	80,725	(x)	8,300	(h)(m)	259,903

Operating income	659,114	111,982		(12,440)		758,656
Interest expense	32,104	11,114		37,205	(j)	80,423
Other expense (income), net	(4,545)	(15,395)		—		(19,940)

Income before income taxes	631,555	116,263		(49,645)		698,173
Income taxes	234,848	7,010		19,637	(n)	261,495

Net income	$396,707	$109,253		$(69,282)		$436,678

Basic earnings per share	$4.22					$4.21
Weighted average common shares outstanding	93,931			9,700	(l)	103,631
Diluted earnings per share	$3.77					$3.80
Weighted average common shares and share equivalents outstanding	105,774			9,700	(l)	115,474

(x)
This amount includes $11.3 million of gain on the sale of OmniSource's East Chicago scrapyard.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Six Months Ended June 30, 2007
(Dollars in thousands, except per share data)

	Historical
	Steel Dynamics	OmniSource	Transactions		Pro Forma
Net sales	$1,776,922	$1,308,369	$(138,417)	(k)	$2,946,874
Costs of goods sold	1,343,937	1,196,235	(136,847)	(i)(k)	2,404,575

Gross profit	432,985	112,134	(2,820)		542,299
Selling, general and administrative expenses	94,015	46,184	4,150	(h)(m)	144,349

Operating income	338,970	65,950	(6,970)		397,950
Interest expense	14,444	7,480	16,679	(j)	38,603
Other expense (income), net	10,807	(8,842)	—		1,965

Income before income taxes	313,719	67,312	(23,649)		357,382
Income taxes	117,613	1,011	16,454	(n)	135,078

Net income	$196,106	$66,301	$(40,103)		$222,304

Basic earnings per share	$2.07				$2.13
Weighted average common shares outstanding	94,873		9,700	(l)	104,573
Diluted earnings per share	$1.96				$2.03
Weighted average common shares and share equivalents outstanding	100,209		9,700	(l)	109,909

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

1.
Sources and Uses of Funds

        Set forth below are the estimated sources and uses of funds reflected in the Transactions column.

	Sources		Uses
Senior secured revolving credit facility	$161,476	Cash and common stock to OmniSource	$890,877
Notes offered hereby	500,000	Acquisition fees and expenses	10,000
Cash on hand	12,809	Financing fees and expenses	4,000
Common stock	459,877	Repayment of OmniSource's existing indebtedness	229,285

	$1,134,162		$1,134,162

        For purposes of the pro forma financial statements the value of common stock to be issued to OmniSource is based upon the closing price of our common stock on October 1, 2007, the date the Acquisition was announced, of $47.41. Upon closing Steel Dynamics will issue 9.7 million shares of its common stock to OmniSource. The value assigned to the shares issued in the final purchase allocation will be based upon the average price of Steel Dynamics' common stock as listed on NASDAQ a few days before and after October 1, 2007, the date the Acquisition was announced.

2.
Purchase Price

        The estimated purchase price, excluding the assumption of OmniSource's existing indebtedness, and allocation of the estimated purchase price discussed below are preliminary as the proposed Acquisition has not yet been completed. The following is a preliminary estimate of the purchase price for the Acquisition.

Cash and common stock to OmniSource	$890,877
Estimated fees and expenses	10,000

Total estimated preliminary purchase price	$900,877

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to identifiable net tangible and intangible assets of OmniSource based on their estimated fair values as of the date of the Acquisition. The purchase price in excess of the identifiable assets acquired is allocated to Goodwill. The management of Steel Dynamics has allocated the preliminary estimated purchase price based on preliminary estimates. The allocation of the preliminary purchase price and the estimated useful lives associated with certain assets are as follows:

	Amount	Estimated Useful Life
Net tangible assets at book value	$233,727
Property, plant and equipment step-up	30,000	12 years
Intangible assets
Customer relationships	150,000	20 years
Trade names	30,000	Indefinite
Goodwill	457,150

Estimated preliminary purchase price	$900,877

        Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Steel Dynamics, in some cases with the assistance of outside valuation specialists, after closing the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the foregoing unaudited pro forma condensed consolidated financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed consolidated financial statements. Such revisions could include changes to the fair value assigned to tangible or intangible assets acquired or liabilities assumed, or changes to the estimated useful lives assigned to tangible or intangible assets.

        Identifiable intangible assets:    Customer relationships related primarily to underlying customer relationships with distributor networks, original equipment manufacturers and other customers of OmniSource. Acquired trade names include OmniSource.

        Steel Dynamics expects to amortize the fair value of customer relationships based on the pattern in which the economic benefits of this intangible asset will be consumed. Additionally, the customer relationships will be tested for impairment whenever circumstances indicate that the carrying amount may not be recoverable. The fair value of acquired trade names will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the acquired customer relationships or trade names has become impaired, Steel Dynamics will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

        Goodwill:    Approximately $457,150 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying identifiable net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the goodwill has become impaired, Steel Dynamics will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

        Fixed assets:    Management has estimated that at acquisition date the fair values of certain fixed assets of OmniSource will be higher than their respective book values in their historical financial statements.

3.
Pro Forma Adjustments

        Pro Forma adjustments for the Transactions give effect to the Acquisition under the purchase method of accounting, the issuance of common stock to OmniSource, the issuance of the notes offered hereby, borrowings under the senior secured revolving credit facility, the repayment of OmniSource's existing indebtedness, and the payment of fees and expenses.

        The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are as described below:

  a.
  Reflects step-up fair value of property, plant and equipment acquired of $30,000.

  b.
  Reflects the fair value of identifiable intangible assets acquired of $150,000 for customer lists and $30,000 for tradenames.

  c.
  Reflects the elimination of goodwill of $79,931 recorded on the historical financial statements of OmniSource and the recognition of goodwill of $457,150 resulting from the preliminary allocation of the pro forma purchase price.

  d.
  Eliminates OmniSource's historical common stock of $3,969 and retained earnings of $309,689.

  e.
  Reflects the issuance of 9.7 million shares of Steel Dynamics' common stock from treasury at an average cost of $31.00 and the October 1, 2007 closing price of $47.41, for a total value of $459,877, and cash purchase price of $441,000.

  f.
  Reflects additional borrowings of $161,476, net of $19,734 of current debt of OmniSource, under the senior secured revolving credit facility, assuming the ending cash balance of the combined entity of $10,000. Also reflects the payment of OmniSource long term debt of $184,197 and other notes payable of $25,354.

  g.
  Reflects capitalized debt issuance costs of $4,000 related to the notes offered hereby of $500,000 and the issuance of those notes.

  o.
  Reflects the elimination of intercompany accounts receivable and payable of $14,671.

          The pro forma adjustments included in the unaudited pro forma condensed statements of income are as described below;

  h.
  Reflects the inclusion of amortization expense of $7,500 and $3,750 for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively, in relation to the acquired intangible assets.

  i.
  Reflects the incremental depreciation expense of $1,250 and $2,500 for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively, in relation to the step-up in fair value of property, plant and equipment.

  j.
  Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for the issuance of notes offered hereby and additional borrowings under the senior secured revolving credit agreement to finance the Transactions. Historic interest expense was eliminated in amounts of $11,114 and $7,480 for the year ended December 31, 2006 and the six month period ended June 30, 2007, respectively. Estimated interest expense is $48,319 and $24,159 for the year ended December 31, 2006 and the six month period ended June 30, 2007, respectively, assuming an average interest rate of 7.5% for the notes offered hereby, and 6.7% for the additional borrowings under the senior secured revolving credit agreement.

  k.
  Reflects the elimination of intercompany margins recognized during the respective periods for sales from OmniSource to Steel Dynamics of $126,980 and $138,417 for the year ended December 31, 2006 and six months ended June 30, 2007 and the related costs of goods sold of $124,340 and $136,847 for the same periods respectively.

  l.
  Represents the 9.7 million shares issued in the Transactions.

  m.
  The adjustment assumes amortization of debt issuance costs on a straight line basis over the respective maturities of the indebtedness of $800 and $400 for the year ended December 31, 2006 and the six month period ended June 30, 2007, respectively.

  n.
  Reflects OmniSource's income taxes and the income tax effect on Transactions at a statutory rate of 40% for a total of $19,637 and $16,454 for the year ended December 31, 2006 and for the six months ended June 30, 2007, respectively.

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  Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of June 30, 2007 (Dollars in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statements of Income For the Year Ended December 31, 2006 (Dollars in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statements of Income For the Six Months Ended June 30, 2007 (Dollars in thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands)